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News Release

Contacts:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

BD Board of Directors Elects Marshall O. Larsen

Franklin Lakes, NJ (July 24, 2007) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has elected Marshall O. Larsen to its Board of Directors, effective September 24, 2007.

Mr. Larsen, 59, is Chairman, President and Chief Executive Officer of Goodrich Corporation, a global supplier of systems and services to the aerospace, defense and homeland security markets. He took the helm at Goodrich in 2003.

“It is an honor to welcome Marshall Larsen, a well-regarded and distinguished business leader, to the BD board,” said Edward J. Ludwig, BD Chairman, President and Chief Executive Officer. “Marshall brings a proven 30-year track record from a large, world-class manufacturing company, driving growth and enhancing operational excellence — both of which align with BD’s corporate strategy. His insight and expertise will be invaluable to BD as we continue on our journey to becoming a great company — one that achieves great performance for our customers and shareholders, makes great contributions to society, and is a great place to work.”

Mr. Larsen joined Goodrich in 1977 as Operations Analyst and Financial Manager. He rose through the ranks, serving in a variety of roles from General Manager of several divisions to Group Vice President of Goodrich Aerospace, to President and Chief Operating Officer of Goodrich. In April 2003, Mr. Larsen was appointed President and Chief Executive Officer. In October 2003, he was appointed Chairman of Goodrich’s Board of Directors.

Mr. Larsen is a member of the Board of Governors and Executive Committee of the U.S. Aerospace Industries Association. He also serves on the Board of Directors of the Lowe’s Companies, Inc. Mr. Larsen is a graduate of the U.S. Military Academy at West Point and holds an MS from the Krannert School of Industrial Management at Purdue University.

With his election, the BD board will consist of 13 members, all of whom are independent with the exception of Mr. Ludwig.

About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 27,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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